EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT
                              --------------------

                                    Recitals
                                    --------

     This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of November 25,
                                     ---------
2002, which is the date this Agreement was authorized and approved by the Bankruptcy Court (the "Agreement Date") among WKI Holding Company, Inc., a
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Delaware corporation ("Debtor"), currently a Debtor and Debtor in Possession in
                       ------
the Chapter 11 cases referred to below and Joseph McGarr ("Executive").
                                                           ---------

     WHEREAS, on May 23, 2001, Executive executed a letter agreement (the "Letter Agreement") accepting an offer of employment from the Debtor based on
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certain terms and conditions to serve the Debtor as its Chief Financial Officer and Senior Vice President;

     WHEREAS, on May 31, 2002 (the "Petition Date"), the Debtor filed a petition
                                    -------------
for relief under Chapter 11 of the Bankruptcy Code with the Bankruptcy Court;

     WHEREAS, the Debtor desires to continue to employ Executive to serve as the Chief Financial Officer and Senior Vice President of Debtor and its Subsidiaries, upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Bankruptcy Court has approved this Agreement on November 25, 2002 and the parties have executed this Agreement prior to the date upon which the order of the Bankruptcy Court (the "Authorization Order") authorizing the
                                        -------------------
Debtor to enter into and perform this Agreement becomes final, binding and non-appealable;

     WHEREAS, Executive and the Debtor further agree that Executive may elect in writing at any time during the twelve (12) calendar month period commencing on December 31, 2002 to treat this Agreement as null and void if, at such time of election, (a) the Authorization Order is not final and non-appealable, and (b) the Bankruptcy Court has not entered an order confirming a Chapter 11 plan for the Debtor (the "Reorganization Plan"), which includes as a part of the
                 -------------------
Reorganization Plan assumption and approval of this Agreement;

     WHEREAS, Executive and the Debtor agree that, if the Authorization Order becomes final and non-appealable, then this Agreement shall supersede the Letter Agreement, but that if this Agreement becomes null and void, or if Executive has the right to elect to treat this Agreement as null and void pursuant to the immediately preceding paragraph, the Debtor will seek assumption of the Letter Agreement upon Executive's written request, (and, if not previously declared null and void in accordance with the provisions herein, at such time as the Authorization Order becomes final and non-appealable, the Letter Agreement shall become null and void);

     NOW, THEREFORE, in consideration of the premises (which are deemed to be an integral part of this Agreement) and the mutual covenants, representations, warranties and agreements contained herein, the Debtor and Executive hereby agree as follows:


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                           Article I.     DEFINITIONS

     The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

     1.1     "Accrued Annual Bonus" means the amount of any Annual Bonus earned
              --------------------
but not yet paid with respect to the Fiscal Year ended prior to the Date of Termination.

     1.2     "Accrued Base Salary" means the amount of Executive's Base Salary
              -------------------
which is earned but not yet paid as of the Date of Termination.

     1.3     "Accrued Retention Bonus" means the amount (if any) of any
              -----------------------
Retention Bonus vested but not yet paid as of the Date of Termination.

     1.4     "Agreement" is defined in the Recitals to this Agreement.
              ---------

     1.5     "Agreement Date" is defined in the Recitals to this Agreement.
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     1.6     "Anniversary Date" means any annual anniversary of the Agreement
              ----------------
Date.

     1.7     "Annual Bonus" is defined in Section 4.2(a).
              ------------

     1.8     "Authorization Order" is defined in the Recitals to this Agreement.
              -------------------

     1.9     "Bankruptcy Code" means the United States Bankruptcy Code, as
              ---------------
amended from time to time.

     1.10     "Bankruptcy Court" means any United States bankruptcy court or
               ----------------
other federal court before which the Debtor may appear on any matters related to this Agreement.

     1.11     "Base Salary" is defined in Section 4.1.
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     1.12     "Beneficiary" is defined in Section 8.8.
               -----------

     1.13     "Cause" means any of the following:
               -----

          (a) Executive's commission of a misdemeanor involving fraud, dishonesty, or moral turpitude, or of a felony,

          (b) Executive's willful or intentional material breach of his material obligations under this Agreement,

          (c) willful or intentional material misconduct by Executive in the performance of his duties under this Agreement, or

          (d) the willful or intentional failure by Executive to materially comply (to the best of his ability) with a specific, written direction of the Chief Executive Officer of the Companies or the Reorganized Entity, or the Companies or the Reorganized Entity, as applicable, that is not inconsistent with this Agreement and Executive's responsibilities hereunder, provided that such refusal or failure (i)


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
          is not cured to the best of Executive's ability within ten (10) business days after the delivery of such direction to Executive and
          (ii) is not based on Executive's good faith belief, as expressed by written notice to the Chief Executive Officer of the Companies or the Reorganized Entity, or the Companies or the Reorganized Entity, as applicable, given within such ten (10) business day period, that the implementation of such direction of the Chief Executive Officer of the Companies or the Reorganized Entity, or the Companies or the Reorganized Entity, as applicable, would be unlawful or unethical.

     1.14     "Change of Control" means any one or more of the following events:
               -----------------

          (a)     Before the effective date of the Reorganization Plan:

               (i) any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a Subsidiary or any employee benefit plan (or any related trust) of the Debtor or any of its Subsidiaries, becomes the owner of more than thirty-five percent (35%) in aggregate principal amount of the Secured Lender Claims;

               (ii) consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing, a "Merger") unless the
                                                           ------
          Persons who were the holders of the Secured Lender Claims immediately prior to the effective date of the Merger are the holders or the beneficial owners, immediately after such Merger, directly or indirectly, in the aggregate of more than fifty percent (50%) of the indebtedness or equity (including voting securities) of the successor entity resulting from such Merger in substantially the same relative proportions as they owned Secured Lender Claims against the Debtor immediately before the Merger;

               (iii) consummation of a sale of all or substantially all of the assets of the Debtor or World Kitchen, Inc. (a "Sale") unless the
                                                              ----
          Persons who were the holders of the Secured Lender Claims immediately prior to the effective date of the Sale are the holders or the beneficial owners, immediately after such Sale, directly or indirectly, in the aggregate of more than fifty percent (50%) of the indebtedness or equity (including voting securities) of the entity or entities that own such assets immediately after the Sale in substantially the same relative proportions as they owned Secured Lender Claims against the Debtor (or World Kitchen, Inc., as applicable) immediately before the Sale; or

               (iv) Bankruptcy Court approval of the liquidation of the Debtor or World Kitchen, Inc., except in connection with a transaction where the business is continued in another entity in which the Debtor (or World Kitchen, Inc., as applicable) or the holders of Secured Lender Claims hold in the aggregate more than fifty percent (50%) of the indebtedness or ownership interests in such other entity in substantially the same relative proportions as they owned Secured Lender Claims against the Debtor (or World Kitchen, Inc., as applicable) immediately before such liquidation;


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
          (b) Immediately upon the confirmation of the Reorganization Plan or immediately upon the effective date of the Reorganization Plan:

               (i) any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than any Subsidiary or employee benefit plan (or any related trust) of the Debtor or any of its Subsidiaries, becomes the beneficial owner, pursuant to the Reorganization Plan, in the aggregate of more than thirty-five percent (35%) of the Voting Securities;

               (ii) consummation of a merger, reorganization, consolidation, or similar transaction involving the Debtor or World Kitchen, Inc. (any of the foregoing, a "Merger") unless the Persons who were the
                                    ------
          holders of Secured Lender Claims immediately prior to the effective date of the Reorganization Plan are the beneficial owners, immediately after such Merger, directly or indirectly, in the aggregate of more than fifty percent (50%) of the common stock and any other voting securities of the corporation resulting from such Merger in substantially the same relative proportions as they owned Secured Lender Claims against the Debtor (or World Kitchen, Inc., as applicable) immediately before the Merger;

               (iii) consummation of a sale of all or substantially all of the assets of the Debtor or World Kitchen, Inc. (a "Sale") unless the Persons who were the holders of the Secured Lender Claims immediately prior to the effective date of the Reorganization Plan are the beneficial owners, immediately after such Sale, directly or indirectly, in the aggregate of more than fifty percent (50%) of the common stock and any other voting securities of the entity or entities that own such assets immediately after the Sale in substantially the same relative proportions as they owned Secured Lender Claims against the Debtor (or World Kitchen, Inc., as applicable) immediately before the Sale; or

               (iv) a Reorganization Plan is confirmed that does not contemplate the continuation of a substantial part of the business of the Debtor, or failure of the Reorganization Plan to provide for the continuation of that part of the Debtor's business which, in the immediately preceding twelve (12) calendar month period generated at least sixty percent (60%) of the Debtor's gross revenue and at least sixty percent (60%) of the Debtor's net income; or

          (c)     At any time following the effective date of the Reorganization
          Plan:

               (i) any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than any Subsidiary or any employee benefit plan (or any related trust) of the Reorganized Entity or any of its Subsidiaries, becomes the beneficial owner in the aggregate of more than thirty-five percent (35%) of the Voting Securities;

               (ii) individuals who constitute the initial board of directors of the Reorganized Entity elected on or immediately after the effective date of the Reorganization Plan (the "Reorganized
                                                              -----------
          Incumbent Board") cease for any reason
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
          to constitute more than sixty-six and two-thirds percent (66-2/3%) of the members of the board of directors of the Reorganized Entity; provided that any individual who becomes a director after the effective date of the Reorganization Plan whose election or nomination for election by the Reorganized Entity shareholders, was approved by more than sixty-six and two-thirds percent (66-2/3%) of the members of the Reorganized Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened "election contest" relating to the election of the directors of the Reorganized Entity (as such terms are used in Rule 14a-11 under the Exchange Act), "tender offer" (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below in clause (iii) of this Section 1.14(c))) shall be deemed to be members of the Reorganized Incumbent Board;

               (iii) consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing, a "Merger") unless the Persons who were the beneficial owners of the Voting Securities immediately before such Merger, are the beneficial owners, immediately after such Merger, directly or indirectly, in the aggregate, of more than sixty percent (60%) of the common stock and any other voting securities of the entity resulting from such Merger in substantially the same relative proportions as they owned the Voting Securities immediately before the Merger;

               (iv) consummation of a sale of all or substantially all of the assets of the Debtor (a "Sale") unless the Persons who were the
                                       ----
          beneficial owners of the Voting Securities immediately before such Sale, are the beneficial owners, immediately after such Sale, directly or indirectly, in the aggregate, of more than sixty percent (60%) of the common stock and any other voting securities of the entity or entities that own such assets immediately after the Sale; or

               (v) The board of directors of the Reorganized Entity or the shareholders of the Reorganized Entity, as applicable, approve a plan of liquidation of the Debtor, World Kitchen, Inc. or the Reorganized Entity.

     Notwithstanding the foregoing, there shall not be a Change of Control if, in advance of (or subsequent to) such event, Executive agrees in writing that such event shall not constitute a Change of Control. For purposes of this definition of Change of Control, entry into and performance of the shareholders' agreement contemplated by the Reorganization Plan shall not constitute any Person as a member of a group with any other Person.

     1.15     "Code" means the Internal Revenue Code of 1986, as amended from
               ----
     time to time.

     1.16     "Companies" means the Debtor and World Kitchen, Inc., a Delaware
               ---------
     corporation.

     1.17     "Compensation Committee" means the compensation committee of the
               ----------------------
     WKI Board or the compensation committee of the board of directors of the Reorganized Entity, as applicable, in each case composed exclusively of non-employee directors.


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
     1.18     "Date of Termination" means the effective date of a Termination of
               -------------------
     Employment for any reason, including death or Disability, whether by the Debtor, the Reorganized Entity, or by Executive.

     1.19     "Debtor" is defined in the Recitals to this Agreement.
               ------

     1.20     "Disability" means a mental or physical condition which renders
               ----------
     Executive unable or incompetent to carry out the material job responsibilities which Executive held or the material duties to which Executive was assigned at the time the disability was incurred, which has existed for at least three (3) calendar months and which in the opinion of a physician mutually agreed upon by the Debtor or the Reorganized Entity, as applicable, and Executive (provided that the parties shall not unreasonably withhold such agreement) is expected to be permanent or to last for an indefinite duration or a duration in excess of six (6) calendar months.

     1.21     "Emergence" means the effective date of the Reorganization Plan.
               ---------

     1.22     "Employment Period" is defined in Article III.
               -----------------

     1.23     "Exchange Act" means the United States Securities Exchange Act of
               ------------
     1934, as amended, or any federal statute or statutes which shall be enacted to take its place, together with all rules and regulations promulgated thereunder.

     1.24     "Excise Tax" means the excise tax imposed by Section 4999 of the
               ----------
     Code, together with any interest or penalties imposed with respect to such excise tax.

     1.25     "Executive" is defined in the Recitals to this Agreement.
               ---------

     1.26     "Fiscal Year" means the calendar year period beginning each
               -----------
     January 1 and ending each December 31.

     1.27     "Good Reason" means the occurrence of any one of the following
               -----------
     events unless Executive specifically consents to such event in writing:

          (a) any material breach of the Agreement by the Debtor or the Reorganized Entity of any of their material obligations under this Agreement, including any of the following occurrences which shall be deemed to constitute a material breach of their material obligations:

               (i) failure to pay Base Salary as required by Section 4.1, Annual Bonus as required by Section 4.2, or Retention Bonus as required by Section 4.3;

               (ii)     failure to pay or provide material benefits under
          Article VI of this Agreement; or

               (iii) any substantial adverse change in the position, responsibilities, and duties of Executive as compared to Executive's position, responsibilities and duties as set forth in Section 2.1,


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
               (iv) failure of Executive and the Debtor or Reorganized Entity, as applicable, to agree on appropriate equity compensation arrangements in accordance with Article V hereof, within ninety (90) calendar days after Emergence,

          (b) the failure of the Debtor or the Reorganized Entity to assign this Agreement to a successor, as applicable, or the failure of such successor to explicitly assume and agree to be bound by this Agreement, or

          (c) the Debtor's or the Reorganized Entity's, as applicable, requiring Executive to be principally based at any office or location more than 25 miles away from Reston, Virginia.

     1.28     "Gross-Up Payment" is defined in Section 6.4(a).
               ----------------

     1.29     "including" means including without limitation.
               ---------

     1.30     "Interest Rate" means the prime commercial lending rate announced
               -------------
     by JPMorgan Chase Bank on the date an amount is to be determined hereunder or, if no such rate shall be announced on such date, the immediately prior date on which JPMorgan Chase Bank announced such a rate; provided, however, that if the interest rate determined in accordance with this Section 1.30 exceeds the highest legally permissible interest rate, then the Interest Rate shall be the highest legally-permissible interest rate.

     1.31     "Letter Agreement" is defined in the Recitals to this Agreement.
               ----------------

     1.32     "Maximum Annual Bonus" is defined in Section 4.2(b).
               --------------------

     1.33     "Maximum Annual Goals" is defined in Section 4.2(b).
               --------------------

     1.34     "Maximum Percentage" is defined in Section 4.2(b).
               ------------------

     1.35     "Parachute Value" of a Payment shall mean the present value as of
               ---------------
     the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a "parachute payment" under
     Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

     1.36     "Payment" shall mean any payment or distribution in the nature of
               -------
     compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.

     1.37     "Person" means any individual, sole proprietorship, partnership,
               ------
     joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

     1.38     "Petition Date" means May 31, 2002, the date each of the Companies
               -------------
     filed a petition for relief under Chapter 11 of the Bankruptcy Code.


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
     1.39     "Prorata Annual Bonus" means (a) the product of the Target Annual
               --------------------
     Bonus for the Fiscal Year that includes the Date of Termination multiplied by (b) a fraction, the numerator of which is the number of days which have elapsed in the Fiscal Year through the Date of Termination and the denominator of which is 365.

     1.40     "Prorata Retention Bonus" is defined in Section 4.3(c).
               -----------------------

     1.41     "Reorganization Plan" is defined in the Recitals to this
               -------------------
     Agreement.

     1.42     "Reorganized Entity" is defined in Section 5.1.
               ------------------

     1.43     "Retention Bonus" is defined in Section 4.3(a).
               ---------------

     1.44     "Safe Harbor Amount" means 2.99 times Executive's "base amount,"
               ------------------
     within the meaning of Section 280G(b)(3) of the Code.

     1.45     "Secured Lender Claims" means claims arising under the Amended and
               ---------------------
     Restated Credit Agreement dated as of April 12, 2001 among Debtor, JPMorgan Chase Bank (formerly The Chase Manhattan Bank) and the other lenders, agents and arranger party thereto.

     1.46     "Severance Period" means two (2) years from the Date of
               ----------------
     Termination.

     1.47     "Stock" is defined in Section 5.1.
               -----

     1.48     "Subsidiary" means, with respect to any Person, (a) any
               ----------
     corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, or (b) any partnership, limited liability company or other entity in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

     1.49     "Target Annual Bonus" is defined in Section 4.2(b).
               -------------------

     1.50     "Target Annual Goals" is defined in Section 4.2(b).
               -------------------

     1.51     "Target Percentage" is defined in Section 4.2(b).
               -----------------

     1.52     "Taxes" means the incremental United States federal, state and
               -----
     local income, excise and other taxes payable by Executive with respect to any applicable item of income.

     1.53     "Tax Gross-Up Payment" means an amount payable to Executive such
               --------------------
     that after payment of Taxes on such amount there remains a balance sufficient to pay the Taxes being reimbursed.


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
     1.54     "Termination for Good Reason" means a Termination of Employment by
               ---------------------------
     Executive for a Good Reason during the Employment Period.

     1.55     "Termination of Employment" means a termination by the Debtor or
               -------------------------
     the Reorganized Entity or by Executive of Executive's employment by the Debtor or the Reorganized Entity, as applicable.

     1.56     "Termination Without Cause" means a termination of Executive by
               -------------------------
     the Debtor or the Reorganized Entity, as applicable, for any reason other than Cause or Executive's death or Disability during the Employment Period.

     1.57     "Value" of a Payment shall mean the economic present value of a
               -----
     Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

     1.58     "Voting Securities" means any of the securities of the Debtor or
               -----------------
     the Reorganized Entity, as applicable, entitled to vote generally in the election of the directors of the Debtor or the Reorganized Entity, as applicable.

     1.59     "WKI Board" means the board of directors of the Debtor.
               ---------

                  Article II.     POSITION AND RESPONSIBILITIES

     2.1     Duties.  The Debtor shall employ, and the Debtor and World Kitchen,
             ------
     Inc. shall appoint Executive during the Employment Period as its Chief Financial Officer and as a Senior Vice President. At such time as it shall be formed, the Reorganized Entity shall employ and appoint Executive during the Employment Period as its Chief Financial Officer and as a Senior Vice President. During the Employment Period, Executive shall devote substantially all of his business time, attention and effort to the affairs of the Companies or the Reorganized Entity and shall use his reasonable best efforts to promote the best interests of the Companies or the Reorganized Entity. Executive shall be responsible for such functions and operations as assigned to him from time to time by the Chief Executive Officer of the Debtor or the Reorganized Entity, as applicable. Executive shall report on all functions and operations within the scope of his responsibilities to the Chief Executive Officer of the Debtor or the Reorganized Entity, as applicable. During the Employment Period, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive agrees to devote his full attention and time to the business and affairs of the Companies or the Reorganized Entity.

     2.2     Other Activities.  Executive may serve on corporate, civic or
             ----------------
     charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, or manage personal investments, provided that such activities do not individually or in the aggregate materially interfere with the performance of Executive's duties under this Agreement.

                       Article III.     EMPLOYMENT PERIOD

     3.1     Employment Period.
             -----------------


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
          (a) Subject to the termination provisions hereinafter provided, the initial term of Executive's employment under this Agreement (the "Employment Period") shall commence on the Agreement Date and end on
           -----------------
          the Anniversary Date which is three (3) years after the Agreement Date (the "Initial Term"); provided, however, that as of the date that is
                ------------
          six (6) months before the end of the Initial Term, the Employment Period will automatically be extended through the Anniversary Date that is five years after the Agreement Date, unless one party has previously provided the other with a notice that such extension shall not take place (a "Notice of Non-Extension"). The period from the end
                             -----------------------
          of the Initial Term through such fifth Anniversary Date is referred to as the "Extension Period".
                  ----------------

          (b) Notwithstanding the foregoing, (i) if either party timely delivers a written Notice of Non-Extension to the other in accordance with the provisions of Subsection (a) hereof, this Agreement and the Employment Period shall automatically terminate at the end of the Initial Term and (ii) this Agreement and the Employment Period shall automatically terminate at the end of the Employment Period.

                          Article IV.     COMPENSATION

     4.1     Salary.  The Debtor, and following the effective date of the
             ------
     Reorganization Plan, the Reorganized Entity, shall pay Executive in accordance with the normal payroll practices of the Debtor or the Reorganized Entity, as applicable, an annual salary at a rate of $430,000 per year ("Base Salary"). During the Employment Period, the Base Salary
                -----------
     shall be reviewed at least annually and may be increased (but not decreased) from time to time as shall be determined by the WKI Board, the board of directors of the Reorganized Entity or the Compensation Committee. Any increase in Base Salary shall not limit or reduce any other obligation of the Debtor or the Reorganized Entity to Executive under this Agreement. Once Base Salary shall have been increased, it shall be treated for all purposes of this Agreement as Executive's Base Salary. Base Salary shall not be decreased at any time without the express written consent of Executive.

     4.2     Annual Bonus.
             ------------

          (a) Executive shall be eligible to earn an annual cash bonus ("Annual Bonus") in accordance with the terms hereof for each Fiscal
            ------------
          Year which begins during the Employment Period.

          (b) The WKI Board, the board of directors of the Reorganized Entity or the Compensation Committee, as applicable, (collectively, the "Board or Committee") shall establish performance goals, the
               ------------------
          achievement of which will determine the amount of the Executive's annual bonuses for the 2002 Fiscal Year and later Fiscal Years that end during the Employment Period. In the case of the 2002 Fiscal Year, performance goals shall be set by the Board or Committee, within the first ninety (90) calendar days after the Agreement Date. Performance goals for other Fiscal Years shall be established annually by the Board or Committee, after consultation wit the Executive, within ninety (90) calendar days after the first day of the applicable Fiscal Year. If Executive achieves the target level of such performance goals (the "Target Annual Goals"), as determined by
                -------------------

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
          the Board or Committee, his Annual Bonus for that Fiscal year shall be equal to seventy percent (70%) (the "Target Percentage") of
                                               -----------------
          Executive's Base Salary (the "Target Annual Bonus"). If Executive
                                        -------------------
          achieves the maximum level of such performance goals ("Maximum Annual
                                                                 --------------
          Goals") for any such Fiscal year, as determined by the Board or
          -----
          Committee, his Annual Bonus for that Fiscal Year shall be one hundred and forty percent (140%) (the "Maximum Percentage") of Executive's
                                         ------------------
          Base Salary (the "Maximum Annual Bonus"). The Annual Bonus for any
                            --------------------
          Fiscal Year may exceed the Maximum Annual Bonus at the discretion of the Board or Committee. The Target Percentage and the Maximum Percentage may be increased by the Board or Committee, from time to time, but may not be decreased below the above specified percentages of Executive's Base Salary without the express written consent of Executive. If Executive achieves a level of performance which falls between the Target Annual Goals and the Maximum Annual Goals, linear interpolation shall be applied to determine Executive's Annual Bonus for such year. Notwithstanding the foregoing, for the 2002 Fiscal Year, Executive shall be guaranteed an Annual Bonus of not less than $100,000, provided he remains actively employed by the Debtor through December 31, 2002.

          (c) Except as described in the following sentence, the Debtor or the Reorganized Entity, as applicable, shall pay the entire Annual Bonus that is payable with respect to a Fiscal Year in a lump sum cash payment as soon as practicable after the Board or Committee determines whether and the degree to which Maximum Annual Goals or Target Annual Goals have been achieved following the close of such Fiscal Year. Any such Annual Bonus shall in any event be determined and paid within ninety (90) calendar days after the end of the Fiscal Year; provided, however, that the guaranteed $100,000 Annual Bonus for the 2002 Fiscal Year shall be paid on January 2, 2003.

     4.3     Retention Bonus.
             ---------------

          (a) Executive shall be eligible for a cash retention bonus (the "Retention Bonus") equal to a total of one hundred percent (100%) of
           ---------------
          Base Salary in accordance with the following vesting schedule:

               (i) if Executive remains employed by the Debtor or the Reorganized Entity through December 31, 2002, a portion of the Retention Bonus equal to twenty-five percent (25%) of Base Salary shall vest;

               (ii) if Executive remains employed until the effective date of the Reorganization Plan, a portion of the Retention Bonus equal to an additional twenty-five percent (25%) of Base Salary shall vest; and

               (iii) if Executive remains employed by the Debtor or the Reorganized Entity through December 31, 2003, a portion of the Retention Bonus equal to an additional fifty percent (50%) of Base Salary shall vest.

          (b) Each portion of the Retention Bonus shall be paid in cash to Executive no later than thirty (30) calendar days after it vests in accordance with the provisions of Section 4.3(a) above without further authorization of the Bankruptcy Court.

          (c) In the event of a Termination Without Cause or a Termination for Good Reason, or if Executive's Termination of Employment is due to his death or Disability, then he or his Beneficiaries, as the case may be, shall be vested in and paid (in addition to any portion of the Retention Bonus which previously vested but was unpaid), the portion of the unvested portion of the Retention Bonus on a time-prorated basis (the "Prorata Retention Bonus"), which shall consist of the sum
                      -----------------------
          of the following:

               (i) if the amount referred to in Section 4.3(a)(i) is not vested on the Date of Termination, the product of twenty-five percent (25%) of Base Salary multiplied by a fraction (not in excess of 1.00), the numerator of which is the number of days which have elapsed from the Agreement Date through the Date of Termination and the denominator of which is the number of days from the Agreement Date through December 31, 2002;

               (ii) if the amount referred to in Section 4.3(a)(ii) is not vested on the Date of Termination, the product of twenty-five percent (25%) of Base Salary multiplied by a fraction (not in excess of 1.00), the numerator of which is the number of days which have elapsed from the Agreement Date through the Date of Termination and the denominator of which is the number of days from the Agreement Date through December 31, 2003; and

               (iii) if the amount referred to in Section 4.3(a)(iii) is not vested on the Date of Termination, the product of fifty percent (50%) of Base Salary multiplied by a fraction (not in excess of 1.00), the numerator of which is the number of days which have elapsed from the Agreement Date through the Date of Termination and the denominator of which is the number of days from the Agreement Date through December 31, 2003.

          (d) Notwithstanding the foregoing, solely with respect to the portions of the Retention Bonus that are vested on or before December 31, 2002 (the "2002 Retention Bonus"), if the Annual Bonus for the
                         --------------------
          2002 Fiscal Year exceeds $100,000, fifty percent (50%) of the amount of the Annual Bonus in excess of $100,000 shall be applied to reduce the 2002 Retention Bonus, provided that the result of such reduction shall not be less than zero.

                   Article V.     PARTICIPATION IN EQUITY PLAN

     5.1 Executive and the Debtor have agreed that as contemplated by the Reorganization Plan, the Debtor shall cause the reorganized entity or entities (the "Reorganized Entity"), that shall issue shares of all classes
                    ------------------
     of its equity (the "Stock") pursuant to the Reorganization Plan to holders
                         -----
     of the Secured Lender Claims, to reserve and authorize for issuance a specified number of shares of the Stock of the Reorganized Entity on a fully diluted basis, for the grant of stock options to employees, independent contractors and non-employee directors of the Reorganized Entity and its Subsidiaries under an equity incentive plan (the "Equity Plan"). Executive and the Debtor further
                                 -----------
     agree that Executive shall be a participant in the Equity Plan on terms and conditions mutually agreeable to the Executive and the Compensation Committee. Executive and the Debtor agree that the parties shall negotiate in good faith to establish appropriate terms for the reservation and authorization for the issuance of Stock under the Equity Plan with respect to Executive. If Executive and the Debtor or Reorganized Entity, as applicable, do not execute a written agreement setting forth appropriate provisions pursuant to the immediately preceding sentence, within ninety
     (90) calendar days after Emergence, then Executive shall have Good Reason to terminate his employment, without the requirement under this Agreement to comply with the provisions of Section 7.3(b).

                    Article VI.     BENEFITS AND PERQUISITES

     6.1     Benefit Plans and Perquisites.
             -----------------------------

          (a) Executive shall be entitled to participate in the welfare benefit plans and programs and perquisites of the Debtor or the Reorganized Entity, as applicable, on terms not less favorable than those in effect for other senior executives of the Debtor or the Reorganized Entity, as applicable, from time to time; provided, that Executive shall not be covered by any severance plan, program or policy during the Employment Period.

          (b) Executive shall be entitled to participate in the retirement and savings benefit plans and programs of the Debtor or the Reorganized Entity, as applicable, on terms not less favorable than those in effect for other senior executives of the Debtor or the Reorganized Entity, as applicable, from time to time.

          (c) Without limiting the generality of the foregoing, during the Employment Period, Executive shall continue to receive a cash benefits allowance of $35,000 per year, which amount shall be paid (in arrears) no later than January 31 of the following year.

     6.2     Expenses.  During the Employment Period, Executive shall be
             --------
     entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive upon the receipt by the Debtor or the Reorganized Entity, as applicable, of an accounting for such expenses in accordance with the practices, policies and procedures applicable to other senior executives of the Debtor or the Reorganized Entity, as applicable.

     6.3     Office; Support Staff.  During the Employment Period, Executive
             ---------------------
     shall be entitled to an office, and to secretarial and other assistance, appropriate to his position and duties under this Agreement.

     6.4     Gross-Up Payment.
             ----------------

          (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (the "Gross-Up Payment")
                                                             ----------------
          in an amount such that, after payment by

          Executive of all Taxes (and any interest or penalties imposed with respect to such Taxes), including any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 6.4(a), if it shall be determined that Executive is entitled to the Gross-Up Payment, but that the Parachute Value of all Payments does not exceed one hundred and ten percent (110%) of the Safe Harbor Amount, then except as provided below, no Gross-Up Payment shall be made to Executive and the amounts payable under this Agreement, other than amounts or benefits provided under Article V of this Agreement or pursuant to any other option or equity grants to Executive (the "Subject Payments"), shall be reduced (but not below zero) so that the
           ----------------
          Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the payments under Section 7.3(a)(ii), unless an alternative method of reduction is elected by Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to Executive. For purposes of reducing the Payments to the Safe Harbor Amount, only the Subject Payments shall be reduced. If the reduction of the Subject Payments would not result in a reduction of the Parachute Value of all Payments to the Safe Harbor Amount, no amounts payable under the Agreement shall be reduced pursuant to this Section 6.4(a), and the Gross-Up Payment shall be made to Executive. The Debtor's or the Reorganized Entity's obligation to make Gross-Up Payments under this
          Section 6.4 shall not be conditioned upon Executive's Termination of Employment.

          (b) Subject to the provisions of Section 6.4(c), all determinations required to be made under this Section 6.4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young, LLP, or such other nationally recognized certified public accounting firm as may be designated by Executive (the "Accounting Firm"). The Accounting Firm
                                        ---------------
          shall provide detailed supporting calculations both to the Debtor or the Reorganized Entity and Executive within fifteen (15) business days of the receipt of notice from Executive that there has been a Payment or such earlier time as is requested by the Debtor or the Reorganized Entity. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Debtor or the Reorganized Entity. Any Gross-Up Payment, as determined pursuant to this Section 6.4, shall be paid by the Debtor or the Reorganized Entity to Executive within five (5) business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Debtor or the Reorganized Entity and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Debtor or the Reorganized Entity should have been made (the "Underpayment"), consistent with the calculations required to be made
           ------------
          hereunder. In the event the Debtor or the Reorganized Entity exhausts its or their remedies pursuant to Section 6.4(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Debtor or the Reorganized Entity to or for the benefit of Executive.

          (c) The Executive shall notify the Debtor or the Reorganized Entity in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Debtor or the Reorganized Entity of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Executive is informed in writing of such claim. The Executive shall apprise the Debtor or the Reorganized Entity of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) calendar day period following the date on which Executive gives such notice to the Debtor or the Reorganized Entity (or such shorter period ending on the date that any payment of Taxes with respect to such claim is due). If the Debtor or the Reorganized Entity notifies Executive in writing prior to the expiration of such period that the Debtor or the Reorganized Entity desires to contest such claim, Executive shall:

               (i) give the Debtor or the Reorganized Entity any information reasonably requested by the Debtor or the Reorganized Entity relating to such claim,

               (ii) take such action in connection with contesting such claim as the Debtor or the Reorganized Entity shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by the Debtor or the Reorganized Entity,

               (iii) cooperate with the Debtor or the Reorganized Entity in good faith in order effectively to contest such claim, and

               (iv) permit the Debtor or the Reorganized Entity to participate in any proceedings relating to such claim;

          provided, however, that the Debtor or the Reorganized Entity shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
          Section 6.4(c), the Debtor or the Reorganized Entity shall control all proceedings taken in connection with such contest, and, at its or their sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its or their sole discretion, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Debtor or the Reorganized Entity shall determine; provided, however, that, if the Debtor or the Reorganized Entity direct or directs Executive to pay such claim and sue for a refund, the Debtor or the Reorganized Entity shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of Taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Debtor's or the Reorganized Entity's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (d) If, after the receipt by Executive of a Gross-Up Payment or an amount advanced by the Debtor or the Reorganized Entity pursuant to
          Section 6.4(c), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Executive shall (subject to the Debtor's or the Reorganized Entity's complying with the requirements of Section 6.4(c), if applicable) promptly pay to the Debtor or the Reorganized Entity the amount of such refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Debtor or the Reorganized Entity pursuant to Section 6.4(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Debtor or the Reorganized Entity do or does not notify Executive in writing of its or their intent to contest such denial of refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be offset, to the extent thereof, against the amount of Gross-Up Payment required to be paid.

          (e) Notwithstanding any other provision of this Section 6.4, the Debtor or the Reorganized Entity may, in its or their sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Gross-Up Payment, and Executive hereby consents to such withholding.

                      Article VII.     TERMINATION BENEFITS

     7.1     Termination for Cause, Other Than for Good Reason, Death or
             -----------------------------------------------------------
     Disability, or At or After End of Employment Term. If (i) the Debtor or the
     -------------------------------------------------
     Reorganized Entity terminate Executive's employment for Cause, (ii) Executive terminates his employment other than for Good Reason, death or Disability, or (iii) the Executive's employment is terminated at or after the end of the Employment Period for any reason (whether by Executive, Debtor or the Reorganized Entity), including, without limitation, by virtue of the Company providing a Notice of Non-Extension to the Executive, the Debtor or the Reorganized Entity, as applicable, shall pay to Executive as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination an amount equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, and Accrued Retention Bonus. The respective provisions of any benefit plans or perquisite programs in which Executive participates shall govern whether Executive shall be entitled to any benefits under such plans or programs. Notwithstanding the foregoing, in the event that the Executive's employment is terminated after the end of the Employment Period under circumstances which would entitle him to receive severance benefits under a severance plan or policy of the Debtor or the Reorganized Entity in effect as such time, the amount of the Executive's severance pay shall in no event be less than one (1) year's Base Salary (as in effect at termination), payable in accordance with the terms of, and subject to the conditions of, such plan or policy.

     7.2     Termination for Death or Disability.  If, before the end of the
             -----------------------------------
     Employment Period, Executive's employment terminates due to his death or Disability, the Debtor or the Reorganized Entity, as applicable, shall pay to Executive or his Beneficiaries, as the case may be, as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, an amount which is equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, Accrued Retention Bonus, and Prorata Retention Bonus. Further, if the Date of Termination occurs during the period commencing from July 1 through December 31 of any Fiscal Year, Executive or his Beneficiaries, as the case may be, shall be paid a Prorata Annual Bonus as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination. The respective provisions of any benefit plans or perquisite programs in which Executive participates shall govern whether Executive or his Beneficiaries, as applicable, shall be entitled to any benefits under such plans or programs.

     7.3     Termination Without Cause or for Good Reason.
             --------------------------------------------

          (a) In the event of a Termination Without Cause or a Termination for Good Reason, Executive shall receive the following:

               (i) as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, a lump sum amount in immediately available funds equal to the sum of Executive's Accrued Base Salary, Accrued Annual Bonus, Accrued Retention Bonus, and Prorata Retention Bonus;

               (ii) as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, a lump sum amount in immediately available funds equal to 135% of Executive's Base Salary;

               (iii) if the Date of Termination occurs during the period commencing from July 1 through December 31 of any Fiscal Year, as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, a lump sum amount in immediately available funds equal to the Prorata Annual Bonus;

               (iv) as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, a lump sum amount in immediately available funds equal to the total amount (if any) of Executive's unvested benefits under any plan or program sponsored by the Debtor or the Reorganized Entity, as applicable, providing deferred compensation or retirement benefits, that are forfeited on account of the Termination of Employment, and that would have vested, had Executive's employment continued through the end of the Severance Period;

               (v) the medical and dental benefits referred to in Section 6.1(a) to which Executive is entitled as of the Date of Termination through the Severance Period; and

               (vi) as soon as reasonably possible but in no event later than thirty (30) calendar days after the Date of Termination, but without duplication of the foregoing, a lump sum cash payment equal to the present value (determined using the Interest Rate) of the amounts payable under Section 6.1(c) for the period from the Date of Termination through the Severance Period.

          (b) Executive's Termination of Employment shall not be considered to be for Good Reason unless:

               (i) not more than ninety (90) calendar days after the occurrence (or if later, not more than ninety (90) calendar days after the Executive becomes aware) of the event or events alleged to constitute Good Reason, Executive provides the Debtor or the Reorganized Entity, as applicable, with written notice (the "Notice of
                                                                       ---------
          Good Reason") of his intent to consider the Termination for Good
          -----------
          Reason, including a detailed description of the specific reasons which form the basis for such consideration, and demanding that such event or events be cured not later than ten (10) business days after Debtor or the Reorganized Entity, as applicable, receives the Notice of Good Reason (the "Cure Period");
                       -----------

               (ii) the Debtor or the Reorganized Entity, as applicable, shall have failed to cure such event or events during the Cure Period; and

               (iii) not more than ninety (90) calendar days following the expiration of the Cure Period, Executive shall have given the Debtor or the Reorganized Entity, as applicable, a second notice (a "Notice
                                                                        ------
          of Termination for Good Reason") stating that such cure has not
          ------------------------------
          occurred and that as a result, Executive is terminating his employment for Good Reason on the date (after the end of the Cure Period) specified in the Notice of Termination for Good Reason. A Notice of Termination for Good Reason shall not be based upon any reason or reasons other than one or more reasons set forth in the Notice of Good Reason.

                         Article VIII.     MISCELLANEOUS

     8.1     Public Announcement.  The Debtor or the Reorganized Entity, as
             -------------------
     applicable, shall give Executive a reasonable opportunity to review and comment on any public announcement relating to this Agreement or Executive's employment by the Debtor or the Reorganized Entity, as applicable.

     8.2     Approvals.  The Debtor represents and warrants to Executive that it
             ---------
     has taken all corporate action necessary to authorize this Agreement.

     8.3     Full Settlement.  The Debtor's or the Reorganized Entity's
             ---------------
     obligations to make the payments provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Debtor or the Reorganized Entity, as applicable, may have against Executive or others. Any claim which the Debtor or the Reorganized Entity, as applicable, may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Debtor or the Reorganized Entity, as applicable, under this Agreement. If this Agreement becomes effective as of the Agreement Date and is not rendered null and void pursuant to the Recitals to this Agreement which are an integral part of this Agreement, it shall entirely supersede the Letter Agreement and no party shall have any further rights or obligations under the Letter Agreement.

     8.4     No Mitigation.  In no event shall Executive be obligated to seek
             -------------
     other employment or to take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive's employment by another employer, except that any continued welfare benefits provided for by Section 7.3(a)(v) shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

     8.5     Joint and Several Liability.  World Kitchen, Inc. agrees to
             ---------------------------
     guarantee the payment of any liabilities under this Agreement. In addition, to the extent that the Reorganized Entity is comprised of more than one entity, the obligations of the Reorganized Entity to Executive under this Agreement shall be joint and several.

     8.6     Liability Insurance and Indemnification.  The Companies or the
             ---------------------------------------
     Reorganized Entity, as applicable, shall maintain directors' and officers' liability insurance for Executive while employed, and for a six (6) year period following Termination of Employment at a level equivalent to the most favorable and protective coverage for any active officer or director of the Companies or the Reorganized Entity, as applicable. The Companies or the Reorganized Entity, as applicable, agree to indemnify Executive for any job-related liability to the fullest extent permitted under applicable law, its by-laws, and other applicable indemnification agreements of the Companies or the Reorganized Entity, as applicable.

     8.7     Non-Solicitation.  In consideration of the benefits provided under
             ----------------
     this Agreement, Executive hereby agrees to be bound by the provisions of this Section. During the Employment Period and for a period of one (1) year after termination of employment for any reason, Executive shall not in any manner, directly or indirectly, induce or attempt to induce any employee of the Companies or any Subsidiary or affiliate to quit or abandon his or her employment, or any customer, independent contractor, consultant, supplier or vendor of the Company Business to quit or abandon its relationship for any purpose whatsoever. For purposes of this Section, "Company Business" means the development, manufacture or purchase from third parties and marketing of consumer bakeware, dinnerware, kitchen and household tools, rangetop cookware and cutlery products.

     8.8     Enforcement.
             -----------

          (a) If Executive incurs legal, accounting, expert witness or other fees and expenses in an effort to establish, in connection with any dispute with the Debtor or the Reorganized Entity, as applicable, Executive's entitlement to compensation and benefits under this Agreement, the Debtor or the Reorganized Entity, as applicable, shall, to the extent Executive is successful in such dispute, reimburse Executive for such fees and expenses, to the extent the incurrence and amount thereof are reasonable, and shall pay Executive a Tax Gross-Up Payment in respect of the Taxes incurred by Executive with respect to such reimbursement of fees and expenses. The Debtor or the Reorganized Entity, as applicable, shall reimburse Executive for such fees and expenses on a monthly basis upon Executive's request for reimbursement accompanied by evidence that the fees and expenses were incurred.

          (b) If the Debtor or the Reorganized Entity, as applicable, fail to pay any amount provided under this Agreement when due, the Debtor or the Reorganized Entity, as applicable, shall pay interest on such amount at a rate equal to the Interest Rate.

     8.9     Beneficiary.  If Executive dies prior to receiving all of the
             -----------
     amounts payable to him in accordance with the terms and conditions of this Agreement, such amounts shall be paid to the beneficiary ("Beneficiary")
                                                                -----------
     designated by Executive in writing to the Debtor or the Reorganized Entity, as applicable, during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by submitting to the Debtor or the Reorganized Entity, as applicable, a new designation in writing.

     8.10     Assignment; Successors.  The Debtor or the Reorganized Entity, as
              ----------------------
     applicable, may not assign its or their rights and obligations under this Agreement without the prior written consent of Executive except to a successor to its or their business. This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Debtor or the Reorganized Entity, as applicable, and the successors and permitted assigns of the Debtor or the Reorganized Entity, as applicable.

     8.11     Nonalienation.  Except as otherwise expressly provided herein,
              -------------
     benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     8.12     Severability.  If all or any part of this Agreement is declared by
              ------------
     any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any provision so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

     8.13     Amendment; Waiver.  This Agreement shall not be amended or
              -----------------
     modified except by written instrument executed by the Debtor or the Reorganized Entity, as applicable, and Executive. A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant or condition.

     8.14     Notices.  All notices hereunder shall be in writing and delivered
              -------
     by hand, by nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

               If to the Debtor or to the Reorganized Entity, to:

                         11911 Freedom Drive
                         One Fountain Square
                         Reston, Virginia  20190
                         Attention:  General Counsel

               If to Executive, to:

                         Joseph McGarr
                         7815 Crownhurst Ct.
                         McLean, VA  22102

               with a copy to:

                         Mr. Patrick N. Bouslog
                         The Ayco Company
                         150 Field Dr.
                         Suite 200
                         Lake Forest, IL  60045

     The parties may from time to time designate a new address by notice given in accordance with this Section 8.14. Notice shall be considered to have been given when actually received by the addressee.

     8.15     Counterparts.  This Agreement may be executed in several
              ------------
     counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     8.16     Entire Agreement.  This Agreement forms the entire agreement
              ----------------
     between the parties hereto with respect to the subject matter contained in the Agreement and shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon Termination of Employment, whether in writing or otherwise.

     8.17     Applicable Law.  This Agreement shall be interpreted and construed
              --------------
     in accordance with the laws of the State of Delaware, without regard to its choice of law principles.

     8.18     Survival of Executive's Rights.  All of Executive's rights
              ------------------------------
     hereunder, including his rights to compensation and benefits, shall survive the termination of Executive's employment, the termination of this Agreement, or both.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Agreement Date.

                              WKI HOLDING COMPANY, INC.


                              By:  /s/  C.  Robert  Kidder
                              Its:  Chairman
                              Date:  January 27, 2003


                              WORLD  KITCHEN,  INC.


                              By:  /s/  C.  Robert  Kidder
                              Its:  Chairman
                              Date:  January 27, 2003


                              EXECUTIVE:


                              /s/ Joseph McGarr
                              Joseph McGarr

                              Date:  January 30, 2003

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